SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
(Date of Report (Date of Earliest Event Reported)): August 28, 2003
CORNERSTONE PROPANE PARTNERS, L.P. (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
Delaware (State or other jurisdiction of incorporation)	1-12499 (Commission File Number)	77-0439862 (IRS Employer Identification No.)
432 Westridge Drive, Watsonville, CA 95076 (Address of Principal Executive Offices, including Zip Code)
(831) 724-1921 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Item 5.   Other Events

                Cornerstone Propane Partners, L.P. (the “Partnership”) has received a “Wells notice” from the Securities and Exchange Commission (the “Commission”) indicating that the staff of the Commission intends to recommend that the Commission institute administrative proceedings against the Partnership alleging that the Partnership violated Section 13(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and Rules 12b-20, 13a-1 and 13a-13 promulgated thereunder.  Such administrative proceedings include an order revoking the registration of the Partnership’s Common Units representing limited partner interests in the Partnership (the “Units”) under the Exchange Act.  Other possible remedies the Commission may determine appropriate include a cease and desist order, injunctive proceeding, and/or a trading suspension.

                The recommended action will be based in whole or in part on the Partnership’s failure to timely file annual and quarterly reports with the Commission for the year ended June 30, 2002 and the quarters ended September 30, 2002, December 31, 2002, and March 31, 2003.  The action would also be based on the Partnership’s failure to restate earlier filings for the years ending June 30, 2000 and June 30, 2001, and the interim periods therein as described in the Partnership’s current report on Form 8-K dated February 10, 2003.

                The revocation of the registration of the Units under the Exchange Act may ultimately make certain provisions of the Exchange Act no longer applicable to the Units, including, among other things, the requirement to file quarterly and annual reports with the Commission.  As a result holders of the Units may experience an increased illiquidity in any trading market for the Units.

                As previously disclosed, the Partnership is seeking bidders for its assets.  Based on the indications of interest the Partnership has received to date, the Partnership’s management believes that it is unlikely the holders of the Partnership’s Units will receive any distributions as a result of the sale of its assets, and any subsequent liquidation or restructuring of the Partnership’s operations.

                The Partnership intends to cooperate fully with the Commission in any deregistration of the Units.

                Certain statements set forth above are forward-looking statements within the meaning of the Exchange Act. Such statements are based upon management’s current estimates, assumptions and expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described herein.

SIGNATURES

                According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CornerStone Propane Partners, L.P.

/s/ Curtis G. Solsvig III
Date: August 28, 2003	Curtis G. Solsvig III

Its: Chief Executive Officer